Exhibit 10.2

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Manufacturing and Supply Agreement (MSA)

This Manufacturing and Supply Agreement (this “Agreement”) is made and entered into on November 30, 2023 by and among AVIAT NETWORKS, INC., having its principal place of business at 200 Parker Dr, Suite C100a Austin, TX 78728, United States (hereinafter called “BUYER”), NEC Platforms, Ltd. 2-3, Kanda-Tsukasamachi, Chiyoda-ku, Tokyo 101-8532 Japan (hereinafter called “NECPF”) and NEC Corporation, having its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (hereinafter called “NEC”).

WITNESSETH:

WHEREAS, NEC and BUYER have entered into a master sale of business agreement on May 9, 2023, pursuant to which NEC has agreed to sell, and BUYER has agreed to purchase, all right, title and interest to certain assets relating to NEC’s wireless backhaul business, and BUYER has agreed to assume certain liabilities relating to NEC’s wireless backhaul business, subject to the terms of such master sale of business agreement (the “MBA”).

WHEREAS, pursuant to the MBA, BUYER is willing to purchase from NEC, and NEC is willing to sell, certain product(s) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, as well as the covenants and understandings hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

In addition to the words and the terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings, unless some other meaning is apparent in the context in which the words and terms are used:

(a)	“Completion” means completion of the sale and purchase of certain assets as contemplated under and in accordance with the MBA;

(b)	“Completion Date” means the date on which the Completion takes place pursuant to the MBA;

(c)

“Deemed Delivery Date“ means a deemed delivery date of a Product, which shall be the earlier of (i) a date when NEC or NECPF delivers the relevant Products to Buyer or Buyer’s representative at the Destination or (ii) three days after the date when the relevant Product is moved out of NECPF’s factory.

(d)

“Destination“ means a specific point at the warehouse area of Haneda airport, Narita airport, Tokyo port or Yokohama port as specified in the Purchase Order under FCA incoterms; or NEC’s Koriyama warehouse as specified in the Purchase Order under Ex Works incoterms as further detailed herein.

(e)	“Parts” means parts incorporated or to be incorporated in the Product;

(f)	“Product” means certain wireless backhaul hardware products whose type numbers and specifications are listed in Exhibit A attached hereto; and

(g)	“Purchase Order” means a purchase order issued by BUYER to NEC for the manufacturing and supply of any of the Products; and

(h)	“Shipping Administration Fee” means shipping administration fees for handling a Purchase Order, which will be incurred only if the total net amount of a Purchase Order is less than JPY3,000,000.

SECTION 2. SCOPE OF AGREEMENT

2.1	This Agreement sets forth the terms and conditions under which NEC will sell and BUYER will purchase the Products manufactured by NECPF.

2.2

NECPF shall not produce, deliver or sell the Product to any third party without the prior written consent of BUYER outside Japan or to resellers and distributors in Japan for resale outside of Japan. For the avoidance of doubt, NECPF may produce, deliver, lease, sell and/or otherwise transfer any Product to any third party in Japan, as long as the third party is not a reseller or distributor for resale outside of Japan.

SECTION 3. FORECAST AND PURCHASE ORDER

3.1

BUYER shall provide forecast information to NECPF by e-mail on the third Wednesday Japan Standard Time of each month (or any other date if separately agreed between BUYER and NECPF). The form of such forecast information shall be separately agreed between BUYER and NECPF.

3.2

Forecast information to be provided in accordance with Section 3.1 shall provide the number of units of each Product with the specific model number (Universal Code) which will be ordered by BUYER from NEC:

(i)	for a period of the next 53 weeks; or

(ii)

if the lead time of certain Parts necessary for a Product as determined by NECPF is longer than 53 weeks due to issues of procurement as notified by NECPF to BUYER, for a period of longer than 53 weeks for such Product in line with such longer lead time of the relevant Parts.

The number of units in the forecast information shall be within the production capacity of NECPF, which shall be agreed upon between BUYER and NECPF quarterly but only within the ranges below:

•	[…]; and

•	[…]

3.3	Upward change to the forecast information provided in accordance with Section 3.1 can be adjusted only within the following ranges in the next forecast information:

•	no upward changes to the expected number of units of a Product to be ordered by BUYER for the initial four weeks in the forecast period are allowed;

•	only up to 10% upward changes to the expected number of units of a Product to be ordered by BUYER for the period of five to eight weeks in the forecast information are allowed;

•	only up to 20% upward changes to the expected number of units of a Product to be ordered by BUYER for the period of nine to 16 weeks in the forecast period are allowed; and

•	only up to 30% upward changes to the expected number of units of a Product to be ordered by BUYER for the period after 16 weeks in the forecast period are allowed.

3.4

BUYER and NECPF shall discuss the potential increase of production capacity if requested by BUYER. If the production capacity is increased by NECPF as a result of such BUYER’s request, BUYER shall compensate NECPF, through payments of increased prices of the Products to NEC, for (i) any costs for the procurement of additional Parts of the Products, (ii) costs for production equipment for the increased production capacity, and (iii) resource costs associated with NECPF’s production capacity increase.

3.5

If the total number of units of ODU (outdoor-unit) or IDU (indoor-unit) actually ordered by BUYER during any calendar six months period (i.e. January to June or July to December in a given year) falls below the minimum number in the range of units of ODU (outdoor-unit) or IDU (indoor-unit) as provided under Section 3.2, BUYER shall pay the following amounts to NEC as compensation for damages:

Amount equal to:

(i) 0.2

multiplied by:

(ii) (the total price of the Products with the minimum number in the range of units of ODU (outdoor-unit) or IDU (indoor-unit) as provided under Section 3.2 during the six months period) minus (the total price of the Products of ODU (outdoor-unit) or IDU (indoor-unit) actually ordered during the same six months period)

3.6

NECPF will confirm and notify BUYER of the information on an annual basis regarding (i) Parts which remain unused due to a mismatch of forecast information provided by BUYER and actual orders made by BUYER and (ii) Parts which remain unused as a result of NECPF’s purchase of those Parts due to minimum order quantity at the time of purchase of those Parts by NECPF from the venders listed in Exhibit B, and BUYER, through its subsidiary in Japan, shall purchase all such Parts at cost basis within 60 days from the notification by NECPF.

SECTION 4. PURCHASE ORDER

4.1	BUYER shall issue a Purchase Order to NEC with a lead time of at least four weeks. All purchase orders issued by BUYER shall provide the following information:

(i)	Universal Code of the Product and its quantities to be manufactured by NECPF and purchased by BUYER;

(ii)	Universal Code of the Shipping Administration Fee (if applicable),

(iii)	Destination where NEC shall deliver the Product;

(iv)	the required date of delivery: the date for NECPF to deliver the Product to the Destination; and

(v)	a list of prices of the Products ordered by BUYER, with their total price, including the amount of the Shipping Administration Fee (if applicable).

4.2

NEC shall acknowledge within seven working days after receiving a Purchase Order by confirming whether (i) it is within the range of forecast information, (ii) there is no issue for NECPF in obtaining relevant Parts for the Products, and (iii) it is within the production capacity of NECPF. The Purchase Order will become valid only upon notification to BUYER by NEC of its acceptance.

4.3

NEC shall inform BUYER of any delay in shipment of the Products due to unexpected procurement issues (including failures to deliver the relevant Parts of the Products, on the part of the vendors of the Parts), and in such case, a new delivery date will be discussed and agreed between BUYER and NEC.

4.4

A Purchase Order cannot be cancelled once issued, but the delivery date can be changed by BUYER to a date within two weeks after the delivery date provided in the Purchase Order. If, however, the Parties agree to cancel a specific Purchase Order, NEC shall allocate the Products to another open Purchase Order from the BUYER to the extent possible.

4.5	If the ordered quantity exceeds the production capacity of NECPF, NEC will inform BUYER and BUYER shall adjust the delivery date of the Purchase Order accordingly.

SECTION 5. PRICE

The price of each of the Products shall be determined by NEC and notified to BUYER quarterly, provided that such price shall be an aggregated amount of (i) all costs for relevant Parts, (ii) all production cost of the Products, (iii) all product maintenance costs, (iv) when applicable, all reasonable FCA related costs and (v) any other relevant costs for NEC and NECPF. Costs for relevant Parts, production cost of the Products, product maintenance costs and other relevant costs will be calculated taking into account, among others, the following:

Costs for relevant parts shall include:

•

price list for Parts of Products prepared by NECPF, provided that if NECPF receives a notice of price change from vendors of the Parts, or in case the exchange rate of purchase currency fluctuates more than 2% against Japanese Yen (¥), the list price shall be updated; and

•	costs incurred to secure relevant Parts due to the lengthening of lead times for procurement of Parts; such costs shall be added to the calculation.

Production costs shall include:

•	costs for assembling parts, costs for inspections, equipment costs and mold costs used for manufacturing;

•	compensation paid by BUYER for NECPF’s capital investment and mold investment when increasing production at BUYER’s request;

•	cost of remodelling and refurbishment of the Product (work cost, Parts cost) incurred by NECPF according to the change order shall be guaranteed by BUYER; and

•	if the actual production is below the minimum capacity agreed upon by BUYER and NECPF, idle time loss incurred by NECPF.

Production maintenance costs shall include:

•	costs required to maintain the performance and quality of the production. This cost will be determined by BUYER and NEC in consultation.

FCA related costs shall include:

•	custom related costs;

•	packing and labelling costs; and

•	inland transport and warehousing costs.

Other relevant costs shall include:

•

costs of NEC’s IT systems for receiving orders from BUYER, provided, that this cost will be determined by BUYER, NEC and NECPF in consultation (and in any event, shall be limited to reasonable, documented and necessary costs).

SECTION 6. PAYMENT

6.1

All payments to be made in relation to this Agreement shall be made in Japanese Yen (¥). In case the exchange rate of purchase currency fluctuates more than 2% against Japanese Yen (¥), the parties will negotiate in good faith, within fifteen (15) days’ notice by either party, a price adjustment.

6.2

BUYER shall pay the prices for the Products to NEC by the end of the following month when NEC delivers such Product to BUYER in accordance with Section 7.1. The payment from BUYER to NEC shall be made by Telegraphic Transfer Remittance to a bank account designated by NEC separately. Any amounts not paid when required pursuant to this Agreement shall bear interest on that sum calculated on a daily basis at the rate of 9% per annum from (and including) the required date of payment to the date of actual payment, which interest shall accrue from day to day and be compounded annually.

6.3

BUYER and NEC will review and may change the payment terms of the Product, in case there are any outside factors including, but not limited to, fluctuation of interest rate, demand-supply situation and/or stock level.

SECTION 7. DELIVERY

7.1	NEC shall deliver the Products to BUYER at the Destination specified in the Purchase Order. The delivery of the Products shall be FCA as defined under INCOTERMS 2020.

7.2

Title to and risk of loss of or damage to the Product shall pass from NEC to BUYER on the Deemed Delivery Date of the Product, and all such risks prior to such Deemed Delivery Date shall be borne by NEC.

7.3

In the event that there are Products manufactured in accordance with the Purchase Order kept in NEC or NECPF’s warehouse or a warehouse at the Destination without being delivered to BUYER after the Deemed Delivery Date, BUYER shall (i) collect and clear all of the Products at such warehouse as soon as possible and (ii) bear the reasonable and documented costs which are incurred by NEC or NECPF in conjunction with such storage, provided, however, that this shall not apply if withholding delivery of the Products is due to the occurrence of quality problems attributed to NEC or NECPF.

7.4

Notwithstanding Section 7.1, the Parties hereby agree to change the delivery conditions under this Section 7 to EX Works as defined under INCOTERMS 2020 for Purchase Orders to be issued on or after 1 February 2024.

SECTION 8. REPAIR

8.1

If there is any abnormality with a Product purchased by BUYER from NEC within three years after its delivery in accordance with Section 7, BUYER may inform NEC of such issue with the Product by identifying the abnormal device or card (including the identification of relevant software or/and hardware) and deliver the relevant Product to NECPF.

8.2

The Product that is for repair or replacement shall be delivered directly to the NECPF factory for collection. BUYER bears the transportation cost of the product to and from the NECPF factory, and BUYER carries out import and export control procedures for the repair or for the replacement product.

8.3

After receipt of the defective product by NECPF, NECPF will diagnose the defective Product, consider whether repair and/or replacement is appropriate or possible, and NEC will issue a quotation to BUYER and provide the expected delivery date. After BUYER receives the quotation and expected delivery date, BUYER may issue a purchase order to NEC for the item to be repaired or replaced.

8.4

Repair or replacement of the Products under the one-year warranty period in accordance with Section 9.1 shall be carried out by NEC free of charge. If the products are not covered by the warranty under Section 9.1, the cost of repair or replacement will be borne by BUYER.

8.5

For (i) Products sold by NEC or its Affiliate to BUYER or its Affiliate in accordance with MSA, (ii) Products sold to a customer in accordance with a sale agreement with the customer transferred from NEC or its Affiliate to BUYER or its Affiliate in accordance with MSA, or (iii) Products supplied under the CPA (Channel Partner Agreement No.4942066-14) or under the other contracts transferred to BUYER prior to this Agreement, if necessary, defective products shall be delivered in the same way as shown in Section 8.2, and NEC will issue a quotation and response delivery date, and BUYER will issue a purchase order in the same way as provided in Section 8.3.

8.6	Section 7 shall apply mutatis mutandis to the delivery of any Products repaired or replaced in accordance with this Section 8.

8.7

For the avoidance of doubts and irrespective of any other provisions under this Agreement, if some Parts required for repair or replacement of a Product are not available due to discontinuation of supply of the Parts of the vendor, both of NEC and NECPF will not have any obligation to repair or replace such Product. In these cases, NEC will contact BUYER to determine how to respond to the issue.

SECTION 9. WARRANTY

9.1

NEC warrants that the Products purchased by BUYER hereunder shall be free from defects caused by manufacturing for a period of one year from the Deemed Delivery Date. If any Product fails to conform to the foregoing warranties, NEC will, as NEC’s sole and exclusive responsibility and BUYER’s sole and exclusive remedy, either, at the NEC’s option, repair or replace the defective Product. In order for this provision to be effective, BUYER must prove that the defect is caused by manufacturing. If BUYER cannot prove that the defect is caused by manufacturing, the defect will be treated as a defect caused by design, specified parts, or causes outside the prescribed inspection conditions, and BUYER will be responsible for the repair and replacement costs of the defective Product.

9.2

If the defect which has occurred with the Product is not caused by manufacturing, the costs incurred in isolating the causes of manufacturing problems, relevant Parts’ problems, and design problems will be borne by BUYER.

9.3

THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SECTION 10. PRODUCT LIABILITY

10.1

In the event of a dispute between BUYER and the third party due to damage to the life, body or property of a third party due to a defect with the Product (as provided for by the Japanese Product Liability Act or similar laws of other countries), BUYER shall resolve such disputes at its own cost, expense and responsibility and both of NEC and NECPF assumes no liability and responsibility whatsoever.

10.2

BUYER shall defend, indemnify and hold harmless NEC, NECPF and their affiliates, and their successors and assigns, and their directors, officers, employees, agents, contractors, and suppliers of all of the foregoing (in each case, whether direct or indirect) (“Indemnified Parties”) from and against any demands, claims, judgments, awards, settlements, damages, losses, costs, expenses, payments and other liabilities (including attorneys’ fees, other professionals’ fees and related costs and expenses) arising from or relating to a dispute that relates to product liability as provided for by the Japanese Product Liability Act or similar laws of other countries. NEC and NECPF shall promptly notify BUYER of any suit or proceeding from which NEC and NECPF requests BUYER to defend. NEC, NECPF and any other Indemnified Party shall (at BUYER’s cost and expense) provide any information reasonably requested by BUYER to assist in defending such claim.

SECTION 11. INSPECTION AND ACCEPTANCE TEST

Purchased Products shall be deemed satisfactory and acceptable with respect to quality and quantity when they have passed the tests and inspections performed by NECPF at the premises designated by NECPF in accordance with its standard test procedures and shall be subject to no claim thereafter, except under the warranty obligations of NECPF set forth in Section 9.1.

SECTION 12. SPECIFICATION CHANGE

12.1

If it is necessary for BUYER to change the specifications of the Product (hereinafter referred to as “Specification Change”), BUYER shall, after consultation with NECPF, send a written notice of the specification change to NEC.

12.2

BUYER, through its subsidiary in Japan, shall purchase from NECPF, or BUYER shall compensate NECPF for reasonable and documented costs of, any Parts for the Products which become unnecessary due to the Specification Change.

SECTION 13. SUPPLY OF THE PRODUCT

If NECPF is unable to produce a Product to the specified specifications agreed in a Purchase Order due to the supply status of the Product or due to the difficulty of obtaining necessary Parts for the Product, NEC will ask BUYER for its instructions.

SECTION 14. DISCONTINUANCE OF THE PART

If NECPF recognises that a vendor of a relevant Part of a Product plans to discontinue the supply of that part, NECPF will report that fact to BUYER as soon as possible and, if necessary, work collaboratively with the BUYER, so that the BUYER may make reasonable efforts to prevent such discontinuation by the vendor at BUYER’s costs. If BUYER wishes the vendor to continue the supply of the Parts, NECPF shall cooperate with BUYER in communication of such requests from BUYER to the vendor. BUYER and NECPF may consult further depending on the response from the vendor.

SECTION 15. EOL PARTS

If the supply of any necessary Parts of a Product by a vendor will be stopped, BUYER, through its subsidiary in Japan, shall purchase stock of that Part by final purchase from the vendor and shall supply the Parts to NECPF in the quantity required for lifetime production of the Products. The supply will be provided by the subsidiary in Japan of BUYER to NECPF on a cost basis. If BUYER does not make a final purchase of the Parts from the vendor and instead decides to use other Parts for the Products, the remaining number of the Parts held by NECPF that are no longer required for manufacturing the Products due to the change of Parts by BUYER shall be purchased by BUYER, through its subsidiary in Japan, on a cost basis.

SECTION 16. FORCE MAJEURE

16.1

If the whole or any part of the performance by a party of any part of its obligations under this Agreement is prevented, hindered or delayed or otherwise made impracticable by reason of strikes, labor troubles, floods, fires, accidents, earthquakes, tsunamis, riots, explosions, wars, hostilities, acts of government, customs barriers or taxes, export/import control regulations, interruption or shortage of or delay in transportation, inability to obtain key raw materials, components or supplies or other causes of like or different character beyond the reasonable control of such party, such party shall be excused from such performance during the continuance of such contingency and for so long as such contingency shall continue to prevent, hinder or delay such performance.

16.2	If the contingency specified in Section 16.1 above shall continue for more than three months from its occurrence, BUYER and NECPF and NEC shall discuss and seek a mutually agreeable solution.

SECTION 17. INTELLECTUAL PROPERTY

17.1

If any problems related to intellectual property rights (including trademark, patent, license infringement or other intellectual property right infringement) occur in the Products manufactured under this Agreement and the manufacturing specifications, the responsibility shall belong to BUYER who is responsible for the manufacturing specifications, and NECPF shall not be held liable for any responsibilities.

17.2

Products shall bear PASOLINK trademarks and no other trademark. NEC or NECPF will affix relevant name plates or legends to the Products. BUYER shall not remove, alter or obscure such trademarks, name plates, legends, patent notices or serial numbers affixed to or stamped on Products, nor combine such trademarks with any other mark, figure or character.

17.3

BUYER shall not remove, alter or obscure NEC or NECPF’s trademarks, name plates, legends, patent notices or serial numbers affixed to or stamped on Products, nor combine such trademarks with any other mark, figure or character unless otherwise agreed by NEC and NECPF. Nothing contained in this Agreement shall be deemed to give BUYER and its affiliates any ownership, right, title or interest in or to any NEC or NECPF’s trade name, trademark or service mark. Similarly, nothing contained in this Agreement shall be deemed to give NEC or NECPF and its affiliates any ownership, right, title or interest in or to any BUYER’s trade name, trademark or service mark other than as outlined in the MBA.

17.4

If BUYER makes any changes to NECPF or NEC’s design or products (including software) after delivery, NEC and NECPF shall not be liable or responsible for any issue of any intellectual properties in any way.

SECTION 18. CONFIDENTIALITY

18.1

“Confidential Information”, as used herein, shall mean any and all confidential information disclosed by a party (hereinafter called the “Disclosing Party”) to the other parties (hereinafter called the “Receiving Party”) in a written or other tangible form, or in an electronic form, in connection with or in the performance of this Agreement.

18.2

BUYER, NECPF and NEC agree to treat and maintain as confidential and proprietary all Confidential Information furnished pursuant to or in connection with this Agreement to the same extent and with the same degree of care as the Receiving Party uses in handling its own confidential and proprietary information of a similar nature (but with not less than a reasonable degree of care), and further agree not to use the Confidential Information for any purpose other than the performance of any obligation under this Agreement. Neither party shall disclose any Confidential Information to anyone other than its employees who have a need to know the Confidential Information in the performance of this Agreement and are bound by confidentiality obligations similar to those contained herein.

18.3

Section 18.2 hereof shall not apply to any information that: (a) on the date of this Agreement was already known to the Receiving Party or generally available within the industry; (b) after the date of this Agreement becomes rightfully known to the Receiving Party without restriction from a source other than the Disclosing Party or becomes generally available in the industry other than by unauthorized disclosure by the Receiving Party; (c) is legally furnished to the Receiving Party by a third party without restriction; (d) was or is developed by the Receiving Party independently without any use of any of the Confidential Information; or (e) is disclosed pursuant to a lawful requirement of a governmental agency or to a court order in connection with a judicial proceeding, but then only to the extent so required or ordered; in such case, the Receiving Party will use reasonable efforts to timely advise the Disclosing Party prior to disclosure so that the Disclosing Party will have an opportunity to seek a protective order or other appropriate relief.

18.4

Notwithstanding Section 18.2 above, NEC and NECPF may disclose BUYER’s Confidential Information to its subcontractor set forth in Section 19 in order to execute the purpose of this Agreement, as long as any such subcontractor is bound by confidentiality obligations similar to those contained herein.

18.5	The Receiving Party’s obligation under this Section 18 shall survive for the three (3) years from the termination or expiration of this Agreement.

18.6

The Receiving Party shall (i) inform each of its employees and subcontractors receiving Confidential Information of the confidential nature of the Confidential Information and of this Agreement, (ii) direct its employees and subcontractors to treat the Confidential Information confidentially and not to use it other than in connection with the Agreement, and (iii) be responsible for any improper use of the Confidential Information by the Receiving Party or its employees and / or subcontractors.

SECTION 19. LIMITATION OF LIABILITY

19.1

Except as expressly provided herein, NECPF and NEC shall not be liable for any loss or damages claimed to have resulted from the use, operation, or performance of any Product, regardless of the form of action. Notwithstanding any provision contained herein to the contrary, to the extent permitted by applicable law, the maximum liability of NECPF and NEC to BUYER or any person whatsoever arising out of or in connection with any sale, license, use or other employment of the Product delivered to BUYER hereunder, whether such liability arises from any claim based upon contract, warranty, tort, or otherwise, shall in no case exceed the actual amount paid by BUYER to NEC for the specific Products that caused the damages.

19.2

IN NO EVENT SHALL ANY OF THE PARTIES BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY DAMAGE RESULTING FROM LOSS OF USE, DATA OR PROFITS WHETHER FOR CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.3	NECPF and NEC shall not be liable for any loss or damages claimed to have resulted from the following:

(a)	any specification or parts designated by BUYER;

(b)	any instruction by BUYER;

(c)

any combination of any Product and equipment or software provided by BUYER or any third party other than the cases where such combination is conducted by NEC for services to its customers (other than BUYER) ;

(d)	any repair, change or modification of any Product by BUYER or any third party;

(e)	any manual, advertisement or publicity issued by BUYER or any third party;

(f)	any use of any Product for any purpose except for the original purpose;

(g)	any defect or non-conformity which is not detected by an inspection method or tool designated by BUYER; or

(h)

any delivery delay of any Product resulting from a delay in delivery of relevant parts of the Product notwithstanding NECPF having ordered such parts in accordance with the ordinary procurement lead time defined by the supplier.

SECTION 20. SUBCONTRACTING

NEC and NECPF may subcontract this contractual work to a third party after receiving approval for using any such subcontractor of BUYER, provided, however, that (i) NEC and NECPF may outsource their obligations under this Agreement to each other without the approval from the BUYER and (ii) NECPF may use the subcontractors listed in Exhibit C without the approval from the BUYER. NEC and NECPF shall be responsible for the subcontractor’s business and conduct and shall be responsible for all payments to the subcontractor. If NECPF changes the production location, NECPF will notify BUYER six months in advance. Within 30 days from the receipt of such notification, BUYER may send a notice to NEC and NECPF to terminate this Agreement effective upon the change in production location without penalty.

SECTION 21. TERM

21.1

This Agreement shall come into effect on the Completion Date (such date, the “Effective Date”) and shall continue in full force and effect until terminated by either party in accordance with Section 21.2 or Section 22.

21.2

After one year from the Effective Date, either party may terminate this Agreement by written notification to the other parties at least 180 days in advance. For the avoidance of doubt, such written notification can be sent after six months from the Effective Date.

21.3	The terms and conditions of this Agreement shall apply to all Purchase Orders prior to the expiration or termination of this Agreement.

21.4	Even if this Agreement expires or is terminated, this Section 21.4 and Sections 3, 6, 8, 9, 10, 18, 19, 23, 24, 25 and 26 will survive.

SECTION 22. TERMINATION

22.1

If either party hereto commits any material breach of the terms of this Agreement or any individual contract pertaining to this Agreement, and such breach is not corrected within thirty (30) days after notice specifying the nature of the breach, the other party may terminate this Agreement and/or existing individual contract immediately.

22.2

If either party hereto files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges insolvency, or if either party is adjudged a bankrupt or goes or is placed into a complete liquidation, or if a receiver is appointed for the benefit of either party, the other party hereto may terminate this Agreement and/or any existing individual contract immediately.

22.3

In the event that any of the events described in Section 22.2 occurs in respect of either party, all obligations of such party under this Agreement shall be accelerated and become immediately due and payable to the other party.

22.4	No termination of this Agreement shall affect any obligation accrued prior to such termination.

22.5

The Parties shall provide written notice to the other Parties at least thirty (30) days prior to or as soon as permitted by law or regulation of an anticipated Change of Control in any of the Parties. For the purpose of this Agreement, “Change of Control” means any of the following events:

(a)	a sale to a third party, of all or substantially all of the assets of a Party;

(b)	a merger or consolidation in which a Party is not the surviving corporation;

(c)

a reverse merger in which a Party is the surviving corporation but the shares of that Party’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise;

(d)	the acquisition of a majority of the shares of a Party by any person, entity or group; or

(e)	the occurrence of any event as provided in (a), (b), (c) or (d) above in respect of any direct or indirect parent company of a Party.

22.6

Any Change of Control without the prior written consent of the other Parties shall give rise to the right of the other Parties to terminate this Agreement during the period of ninety (90) days after receipt of the notice set forth in Section 22.5 above.

22.7	Upon termination of this Agreement in accordance with Section 21.2 or this Section 22:

(a)

NEC shall sell, and BUYER shall purchase, any Parts held by NECPF for gross book value, unless the sale of a Part is prohibited under the agreement between NECPF and the vendor of the Part AND consent from such vendor for the sale of the Part to BUYER is not obtained after NECPF’s commercially reasonably efforts to obtain such consent; and

(b)	NEC and BUYER shall discuss in good faith NEC selling certain jigs and tools for the Products that NECPF no longer need after the termination of this Agreement.

SECTION 23. GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of Japan.

SECTION 24. ARBITRATION

24.1	This Section 24 shall be governed by the laws of Japan.

24.2

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity, and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration of the International Chamber of Commerce (for the purpose of this Section 24, the Rules).

24.3	The Rules are incorporated by reference into this clause and capitalised terms used in this Section 24 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

24.4

The number of arbitrators shall be three (3). The arbitrators nominated by the parties shall jointly nominate the third arbitrator who, subject to confirmation by the Court, will act as president of the arbitral tribunal.

24.5	The seat or legal place of arbitration shall be Tokyo, Japan.

24.6

The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

SECTION 25. IMPORT AND EXPORT CONTROL

BUYER, NECPF and NEC shall perform their obligations hereunder in strict compliance with export and import control laws, and all other applicable laws, regulations and administrative guidance of any country having competent jurisdiction. Nothing herein shall be construed as requiring any party to take any action contrary to any export control or other applicable laws and regulations of Japan, the United States or any other country having competent jurisdiction. Each party confirms that it shall not transfer, export or re-export, either directly or indirectly, any technical information furnished to it under this Agreement, in contravention of any law or regulation of the country of origin of such technical information or other country having competent jurisdiction.

SECTION 26. NON-ASSIGNABILITY

None of the parties shall, nor shall it attempt to, assign, transfer or otherwise dispose of its rights or obligations under this Agreement without the prior written consent of the other parties.

SECTION 27. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, proposals, consents, correspondence, commitments and/or representations, whether oral or in writing. There are no understandings, representations or warranties of any kind except as expressly set forth herein. No amendments or modifications of this Agreement shall be valid or binding upon the parties unless in writing and signed by their duly authorized representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in triplicate by their respective authorized representatives as of the date first above written.

Aviat Networks, Inc.		NEC Platforms

By:	/s/ Peter A. Smith	By:	/s/ Atsuo Kawamura

Name:	Pete Smith	Name:	Atsuo Kawamura

Title:	CEO	Title:	President

NEC Corporation

By:	/s/ Michio Kiuchi

Name:	Michio Kiuchi

Title:	Corporate EVP

EXHIBIT A

PRODUCT

[Intentionally omitted]

EXHIBIT B

List of venders of Parts subject to minimum order quantity

[Intentionally omitted]

EXHIBIT C

List of approved subcontractors

[Intentionally omitted]